Exhibit 99.1

BFC Financial Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida

Re:	Investment in Woodbridge Holdings, LLC

Dear Mr. Levan:

BBX Capital Corporation is pleased to confirm its agreement, subject to the execution of the definitive documentation described herein, to invest up to $71,750,000 for an equity interest (the “Investment”) in Woodbridge Holdings, LLC, your wholly-owned subsidiary (“Woodbridge”), in connection with Woodbridge’s acquisition of the shares of Bluegreen Corporation (“Bluegreen”) not already owned by Woodbridge as further described below.

Woodbridge currently holds approximately 54% of the outstanding shares of common stock of Bluegreen. On November 14, 2012, BFC, Woodbridge and BXG Florida Corporation, a wholly owned subsidiary of Woodbridge (“Merger Sub”), entered into a definitive merger agreement with Bluegreen (the “Merger Agreement”) pursuant to which Merger Sub would merge with and into Bluegreen (the “Merger”), with Bluegreen continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Woodbridge. Subject to the terms and conditions of the Merger Agreement, Bluegreen’s shareholders (other than BFC or Woodbridge) will receive consideration of $10.00 in cash for each share of Bluegreen’s common stock that they hold at the effective time of the Merger. BFC’s and Woodbridge’s obligations to consummate the Merger are conditioned upon, among other things, Woodbridge obtaining the financing to fund the amounts necessary to complete the Merger (approximately $150 million). The Investment will comprise a material portion of such financing.

The material terms of the Investment are set forth in the Term Sheet attached as Exhibit A to this letter (the “Term Sheet”). While a special committee of independent directors and the full board of directors of BBX have approved the terms of the Investment as set forth on the attached Term Sheet, and we understand that BFC’s board of directors has likewise approved the same, neither BBX nor BFC shall have any obligation to proceed with the Investment until such time as definitive, written agreements on mutually acceptable terms consistent with the Term Sheet are executed by the parties.

The parties agree to cooperate in good faith to prepare the definitive transaction agreements governing the terms of the Investment as specified in the Term Sheet as promptly as practicable after execution of this letter.

In consideration of the time and expense incurred by BBX in considering the Investment, BFC agrees to refrain from, directly or indirectly, soliciting, discussing or negotiating any proposal, offer, agreement or arrangement with any other party other than BBX relating to the acquisition of an equity interest in Woodbridge until 60 days after the execution of this letter. After the conclusion of the 60 day period and, if applicable, any extension period, neither party shall have any obligation to continue to proceed to prepare and execute definitive agreements with respect to the Investment and BFC may solicit and commence discussions with any other party regarding the acquisition of an interest in Woodbridge or the financing of the Bluegreen transaction without involvement or participation by BBX. Notwithstanding the exclusivity obligations of BFC under this paragraph, the parties agree and acknowledge that BFC may, directly or indirectly, at any time and from time to time after the date hereof solicit, discuss and negotiate with other parties any proposals, offers, arrangements or agreements regarding the provision of financing in connection with the Merger so long as the terms of any such financing do not preclude or hinder the opportunity for BBX to complete the Investment substantially on the terms set forth in the Term Sheet.

This letter agreement and any obligations of the parties hereunder shall expire upon the earlier of the termination of BFC’s November 14, 2012 agreement with Bluegreen or 60 days from the date hereof, in the event that definitive agreements have not been entered into by BFC and BBX prior to such date, or such earlier or later date as mutually agreed to by BFC and BBX in writing.

If the terms of this letter are acceptable, please sign a copy of this letter where indicated and return it to my attention. This letter may be executed in counterparts.

Very truly yours, BBX Capital Corporation

By:	/s/ David A. Lieberman
David A. Lieberman
Chairman, Special Committee of the Board of Directors

AGREED AND ACCEPTED BFC Financial Corporation

By:	/s/ Alan B. Levan
Name:	Alan B. Levan
Title:	Chairman

Term Sheet Relating to Proposed Investment by

BBX Capital Corporation in Woodbridge Holdings, LLC

Background/Purpose of the Investment:

BBX Capital Corporation would provide $60,000,000 in cash to Woodbridge Holdings, LLC, BFC Financial Corporation’s wholly owned subsidiary, to fund, in part, the proposed cash merger pursuant to which Bluegreen Corporation would become a wholly owned subsidiary of Woodbridge and each Bluegreen shareholder (other than BFC and its subsidiaries, and dissenting shareholders) would receive a cash payment in exchange for his, her or its shares. BBX would also execute a promissory note in Woodbridge’s favor in a principal amount of $11,750,000.

The per share purchase price to be paid to Bluegreen’s shareholders in the merger as set forth in the merger agreement will be $10.00.

Investment Terms:	Upon closing of the merger, BBX would provide $60,000,000 in cash to Woodbridge and execute a promissory note in Woodbridge’s favor in a principal amount of $11,750,000. In consideration therefor, BBX would receive a 46% common equity interest in Woodbridge (which will be pari passu with the equity interest in Woodbridge held by BFC). BFC and BBX would enter into an Amended and Restated Operating Agreement of Woodbridge setting forth their respective rights as members of Woodbridge and providing for, among other things, any equity distributions from Woodbridge to be made to BFC and BBX pro rata based on their respective membership interests.

Loan Terms:	The funds owed by BBX to Woodbridge will be evidenced by a promissory note bearing interest and maturing on terms to be agreed upon by the parties after taking into account tax and accounting considerations.

Woodbridge Management/ Affirmative Covenants/ Governance Terms:

Woodbridge would continue to be managed by its current managers and officers, who will run the day-to-day affairs of Woodbridge. However, Woodbridge will be prohibited from, and shall take actions to prevent Bluegreen from, making certain “Major Decisions,” as defined by the parties, without the approval of both BFC and BBX. The actions of each of BFC and BBX with respect to the “Major Decisions” will be made by the respective company’s Board of Directors. The “Major Decisions” are listed on Exhibit A. The Transaction Documents would include affirmative covenants regarding the distribution of cash dividends at both Bluegreen and Woodbridge.

Exit Rights/Tag/Drag/: Pre-emptive Rights:

If either member desires to sell its interest in Woodbridge or desires that Woodbridge sell its interest in Bluegreen but the other member does not wish to take such action, then the member which desires to take the action will have the right to put its interest in Woodbridge to the other member at a price to be determined pursuant to a valuation process to be set forth in Woodbridge’s Amended and Restated Operating Agreement. Such fair value calculation/valuation would not include illiquidity and minority interest discounts. The Amended and Restated Operating Agreement would contain customary provisions for tag along, drag along and pre-emptive rights for BFC and BBX.

Transaction Documents:	The Transaction Documents would include (1) Woodbridge Amended and Restated Operating Agreement, (2) amended Bluegreen Bylaws and (3) an Equity Purchase Agreement/Contribution Agreement that would include customary indemnification provisions in favor of BBX.

EXHIBIT A

Examples of Major Decisions

•	Take any action to initiate a bankruptcy, liquidation or insolvency of Woodbridge or Bluegreen
•	Merge or consolidate Woodbridge or Bluegreen with any other entity, or acquire substantially all of the securities or assets of any other entity
•	Sell, assign or otherwise transfer any portion of Woodbridge’s equity interest in Bluegreen, or all or substantially all of the assets of Woodbridge or Bluegreen
•	Amend Woodbridge’s Articles of Organization or Operating Agreement, or Bluegreen’s Articles of Organization or Bylaws
•

Issue, sell or authorize for issuance or sale, any additional membership interests in Woodbridge or equity interests in Bluegreen, or enter into any agreement or commitment of any character obligating Woodbridge or Bluegreen to issue or sell any such membership or equity interests

•	Redeem, purchase or otherwise acquire, directly or indirectly, any membership interests in Woodbridge, equity interests in Bluegreen, or right to purchase or acquire any such securities
•	Declare or pay any dividend or distribution from or by Woodbridge, whether in cash, securities or other property
•	Incur, assume or become subject to any material indebtedness (to be defined) at Woodbridge or Bluegreen
•	The guarantee of any third party indebtedness by Bluegreen or Woodbridge
•	Change the principal business of Bluegreen or Woodbridge
•	Pledge, mortgage, hypothecate or otherwise encumber any material assets of Woodbridge or Bluegreen other than in connection with indebtedness the incurrence of which does not require consent
•	Make or commit to make any material capital expenditures or enter into any material contracts, agreements or other arrangements involving in excess of an agreed amount
•	Any material agreement with Woodbridge or Bluegreen and a member or an affiliate of a member